NEUBERGER BERMAN ALTERNATIVE FUNDS
MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman MLP Income Opportunity Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: April 4, 2018

NEUBERGER BERMAN ALTERNATIVE FUNDS
 MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Fund	Rate of Compensation based on each Fund’s average daily net assets
Neuberger Berman Absolute Return Multi-Manager Fund
1.700% of the first $250 million
1.675% of the next $250 million
1.650% of the next $250 million
1.625% of the next $250 million
1.600% of the next $500 million
1.575% of the next $2.5 billion
1.550% in excess of $4 billion

Neuberger Berman Global Allocation Fund	0.550% of the first $1 billion 0.525% of the next $1 billion 0.500% in excess of $2 billion
Neuberger Berman Hedged Option Premium Strategy Fund	0.450%
Neuberger Berman Long Short Credit Fund	0.800%
Neuberger Berman Long Short Fund
1.200% of the first $250 million
1.175% of the next $250 million
1.150% of the next $250 million
1.125% of the next $250 million
1.100% of the next $500 million
1.075% of the next $2.5 billion
1.050% in excess of $4 billion

Neuberger Berman MLP Income Opportunity Fund	0.70%
Neuberger Berman Multi-Asset Income Fund
0.450% of the first $250 million
0.425% of the next $250 million
0.400% of the next $250 million
0.375% of the next $250 million
0.350% of the next $500 million
0.325% of the next $2.5 billion
0.300% in excess of $4 billion

Neuberger Berman Multi-Style Premia Fund**	0.650%
Neuberger Berman Risk Balanced Commodity Strategy Fund*	0.500% of the first $250 million 0.475% of the next $250 million 0.450% of the next $250 million 0.425% of the next $250 million 0.400% of the next $500 million

0.375% of the next $2.5 billion 0.350% in excess of $4 billion
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund	0.450%

*To the extent Neuberger Berman Risk Balanced Commodity Strategy Fund (“Commodity Strategy Fund”) invests its assets in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy Fund, or in any other wholly owned subsidiary of Commodity Strategy Fund advised by the Manager (collectively, “Commodity Strategy Fund Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Commodity Strategy Fund Subsidiary.  When calculating asset levels for purposes of determining the Rate of Compensation of Commodity Strategy Fund, asset levels are based on the average daily net assets of Commodity Strategy Fund, including the assets invested in the Commodity Strategy Fund Subsidiary.

**[To the extent Neuberger Berman Multi-Style Premia Fund (“Multi-Style Premia Fund”) invests its assets in any wholly owned subsidiary of Multi-Style Premia Fund advised by the Manager (“Multi-Style Premia Fund Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Multi-Style Premia Fund Subsidiary. When calculating asset levels for purposes of determining the Rate of Compensation of Multi-Style Premia Fund, asset levels are based on the average daily net assets of Multi-Style Premia Fund, including the assets invested in the Multi-Style Premia Fund Subsidiary.]

Date: April 4, 2018